Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-270379 on Form S-4 of our reports dated February 24, 2023, relating to the financial statements of Xylem Inc. and the effectiveness of Xylem Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Xylem Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

 /s/ Deloitte & Touche LLP

Stamford, Connecticut
March 31, 2023